Exhibit 10.2

Stock Right Transfer Agreement

Party A: Jichun Li

Party B: Shenyang Vantone Healthcare Products Manufacturing Co., Ltd.

1. Both parties have discussed and agreed that Party A agrees to transfer its stock right, which is worth 2 million yuan (RMB),  of Shenyang Vantone Yuan Trading Company, Ltd to Party B.  Party B agrees to spend two million yuan (RMB) to purchase Party A’s stock right of Shenyang Vantone Yuan Trading Company, Ltd, which is worth 2 million yuan (RMB).

2. There are three copies of this agreement. (One copy be filed with the corporate registration administration, Part A and party B each has a copy). This agreement will take effect immediately after both parties sign it.

Party A Seal/Signature:          Signature of Jichun Li

Party B Seal/Signature:          Seal of Shenyang Vantone Healthcare Products Manufacturing Co., Ltd.

Date: 10/12/2011

Seal of Shenyang Vantone Yuan Trading Co.,  Ltd.